Exhibit 5.1

December 23, 2009

Avaya Inc.

211 Mount Airy Road

Basking Ridge, New Jersey 07920

Re:	$700,000,000 aggregate principal amount of 9.75% Senior Unsecured Notes due 2015 and $790,782,000 aggregate principal amount of 10.125%/10.875% Senior PIK Toggle Unsecured Notes due 2015 of Avaya Inc.

Ladies and Gentlemen:

We have acted as counsel to Avaya Inc., a Delaware corporation (the “Company”), each of the guarantors listed on Exhibit I hereto (such listed guarantors, the “Corporate Guarantors”) and each of the guarantors listed on Exhibit II hereto (such listed guarantors, the “LLC Guarantors” and, together with the Corporate Guarantors, collectively, the “Guarantors”) in connection with (i) the proposed issuance by the Company in exchange offers (each an “Exchange Offer”) of up to $700,000,000 aggregate principal amount of 9.75% Senior Unsecured Notes due 2015 (the “Exchange Cash-Pay Notes”) and up to $790,782,000 aggregate principal amount of 10.125%/10.875% Senior PIK Toggle Unsecured Notes due 2015 (the “Exchange PIK Toggle Notes” and together with the Exchange Cash-Pay Notes, the “Exchange Notes”), which are to be registered under the Securities Act of 1933, as amended (the “Securities Act”), in exchange for a like principal amount of the Company’s outstanding 9.75% Senior Unsecured Notes due 2015 (the “Outstanding Cash-Pay Notes”) or 10.125%/10.875% Senior PIK Toggle Unsecured Notes due 2015 (the “Outstanding PIK Toggle Notes” and together with the Outstanding Cash-Pay Notes, the “Outstanding Notes”), as applicable, which have not been, and will not be, so registered, (ii) the guarantees of the Exchange Cash-Pay Notes (the “Exchange Cash-Pay Guarantees”) and the Exchange PIK Toggle Notes (the “Exchange PIK Toggle Guarantees” and together with the Exchange Cash-Pay Guarantees, the “Exchange Guarantees”) by each of the Guarantors and (iii) the preparation of the registration statement on Form S-4 (the “Registration Statement”) filed by the Company and the Guarantors with the Securities and Exchange Commission (the “Commission”) for the purpose of registering the Exchange Notes and the Exchange Guarantees under the Securities Act.

The Outstanding Notes have been, and the Exchange Notes will be, issued pursuant to the Exchange Note Indenture, dated as of October 24, 2008, among the Company, the Guarantors and The Bank of New York Mellon, as trustee (the “Indenture”). The terms of the Exchange Guarantees are contained in the Indenture.

Avaya Inc.	- 2 -	December 23, 2009

This opinion is furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined such documents and made such other investigation as we have deemed appropriate to render the opinions set forth below. As to matters of fact relevant to our opinion, we have relied, without making independent verification, on the accuracy of the representations and warranties of the Company and the Guarantors contained in or made pursuant to the Indenture or certificates or other documents delivered in connection therewith, other information obtained from the Company and the Guarantors and certificates of public officials and officers of the Company and the Guarantors.

The opinions expressed below are limited to matters governed by the General Corporation Law of the State of Delaware, the Limited Liability Company Act of the State of Delaware and the federal laws of the United States of America.

Based upon the foregoing and subject to the additional qualifications set forth below, we are of the opinion that:

1.	The Exchange Cash-Pay Notes have been duly authorized by all requisite corporate action of the Company and, when executed and authenticated in accordance with the terms of the Indenture and delivered against receipt of a like principal amount of Outstanding Cash-Pay Notes surrendered in exchange therefor upon completion of the Exchange Offer in respect of the Outstanding Cash-Pay Notes, the Exchange Cash-Pay Notes will (subject to the qualifications in the penultimate paragraph set forth below) constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

2.	The Exchange PIK Toggle Notes have been duly authorized by all requisite corporate action of the Company and, when executed and authenticated in accordance with the terms of the Indenture and delivered against receipt of a like principal amount of Outstanding PIK Toggle Notes surrendered in exchange therefor upon completion of the Exchange Offer in respect of the Outstanding PIK Toggle Notes, the Exchange PIK Toggle Notes will (subject to the qualifications in the penultimate paragraph set forth below) constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

3.	The Exchange Guarantees by the Corporate Guarantors have been duly authorized by all requisite corporate action of the Corporate Guarantors.

Avaya Inc.	- 3 -	December 23, 2009

4.	The Exchange Guarantees by the LLC Guarantors have been duly authorized by all requisite limited liability company action of the LLC Guarantors.

5.	Upon the due issuance, execution and authentication of the Exchange Cash-Pay Notes in accordance with the terms of the Indenture and the Exchange Offer in respect of the Outstanding Cash-Pay Notes, such Exchange Cash-Pay Notes shall be entitled to the benefits of the Exchange Cash-Pay Guarantees by the Guarantors, which will (subject to the qualifications in the penultimate paragraph set forth below) constitute legal, valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms.

6.	Upon the due issuance, execution and authentication of the Exchange PIK Toggle Notes in accordance with the terms of the Indenture and the Exchange Offer in respect of the Outstanding PIK Toggle Notes, such Exchange PIK Toggle Notes shall be entitled to the benefits of the Exchange PIK Toggle Guarantees by the Guarantors, which will (subject to the qualifications in the penultimate paragraph set forth below) constitute legal, valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms.

Our opinion that the Exchange Notes and Exchange Guarantees constitute legal, valid and binding obligations of the Company and the Guarantors, respectively, enforceable against the Company and the Guarantors, respectively, in accordance with their respective terms, is subject to, and we express no opinion with respect to, (i) bankruptcy, insolvency, reorganization, receivership, liquidation, moratorium, fraudulent conveyance and other similar laws relating to or affecting the rights or remedies of creditors or secured parties generally and (ii) general principles of equity (regardless of whether considered in a proceeding in equity or at law).

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus included therein. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP

Exhibit I

Corporate Guarantors

Avaya Asia Pacific Inc.

Avaya CALA Inc.

Avaya EMEA Ltd.

Avaya Federal Solutions, Inc.

Avaya Integrated Cabinet Solutions Inc.

Avaya Management Services Inc.

Avaya World Services Inc.

Technology Corporation of America, Inc.

Ubiquity Software Corporation

VPNet Technologies, Inc.

Exhibit II

LLC Guarantors

Avaya Holdings LLC

Avaya Holdings Two, LLC

Octel Communications LLC